Exhibit 99.13

CREDIT SUISSE AG Giesshübelstrasse 62 CH-8070 Zürich Switzerland	Phone + 41 44 333 61 18 Fax + 41 44 333 78 09 www.credit-suisse.com

Supervisory Board

Deutsche Börse AG

Mergenthalerallee 61

65760 Eschborn

Germany

17 May 2011

Members of the Supervisory Board:

We hereby consent to

(i)	the inclusion of our opinion letter (the “Opinion Letter”), dated May 9, 2011, to the Supervisory Board of Deutsche Börse AG (“Deutsche Börse”) as Annex 4 to the Prospectus Supplement on Form 424 of Alpha Beta Netherlands Holding N.V., relating to the business combination of Deutsche Börse and NYSE Euronext, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2011 (the “Prospectus Supplement”),

(ii)	the description of the Opinion Letter and the references to our name contained in the Prospectus Supplement under the headings “4.4 Overall Own Assessment of the Fairness Consideration” and “4.4.3 Mandate of Credit Suisse, Mandate of DBO and Mandate of SZA” and

(iii)	the filing of this consent letter as an exhibit to a post-effective amendment to the Registration Statement on Form F-4 (the “Registration Statement”) of Alpha Beta Netherlands Holding N.V. filed on the date hereof.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

CREDIT SUISSE AG

/s/ Marco Illy	/s/ Marco Superina
Marco Illy	Marco Superina
MDR	MDR

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